Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp Announces Increase in Quarterly Cash Dividend

Rancho Cucamonga, CA. (November 1, 2005) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “Company”), the parent company for Vineyard Bank (the “Bank”), announced today that its Board of Directors has declared an increase in its quarterly cash dividend to $0.08 per share, payable on December 9, 2005, to shareholders of record as of November 25, 2005. The Company initiated its cash dividend program in the third quarter of 2003 with an initial declaration of $0.01 per share.

The Company, with approximately $1.7 billion in assets, announced on October 19, 2005, its operating results for the three and nine months ended September 30, 2005. Net earnings for the quarter ended September 30, 2005 were $5.3 million, or $0.52 per diluted share, compared with net earnings of $3.7 million, or $0.40 per diluted share, for the same quarter ended in 2004. The growth in earnings represented an increase of 44% over the comparable period last year. Diluted earnings per share increased 30%, which produced a return on average common equity of approximately 22% for the quarter.

For the nine months ended September 30, 2005, the Company reported record net earnings of $14.5 million, or $1.44 per diluted share, compared with net earnings of $9.9 million, or $1.11 per diluted share, for the same period in 2004. The growth in earnings represented an increase of 46% over the comparable period last year. Diluted earnings per share increased 30% for the nine month period ended September 30, 2005 over the comparable period in 2004, which produced a return on average equity of 22% for the period.

“As the Company approaches the end of its fifth year of implementation of its strategic plan we are pleased that our strategic efforts have delivered consistent increased shareholder value. The Board of Directors and management announce this increase in the quarterly cash dividend in recognition and appreciation of the continued support of our shareholders. We are confident that our efforts going forward will produce continued successes for the Company, our employees and our shareholders,” stated Norman Morales, President and Chief Executive Officer.

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of the Bank, also headquartered in Rancho Cucamonga, California. The Bank operates through eleven full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino and San Diego counties of California, and three loan production offices located in Anaheim, Carlsbad and San Rafael, California. The Company’s common stock is traded on the NASDAQ National Market System under the ticker symbol “VNBC”.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 987-0177 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com